Exhibit 10.2

CREDIT AGREEMENT
dated as of
November 30, 2006
among
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED,
The Lenders Party Hereto,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Issuing Bank and Administrative Agent,
PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
Each of
CITIZENS BANK OF RHODE ISLAND,
THE BANK OF NEW YORK,
and
EUROHYPO AG, NEW YORK BRANCH
as a Documentation Agent,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lead Arranger and Sole Book Runner

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SCHEDULES:

Schedule 1	Commitments
Schedule 1.1(a)	CPA REITs
Schedule 1.1(b)	Loan Parties
Schedule 3.2	Ownership Structure
Schedule 3.3	Consents
Schedule 3.4	Existing Indebtedness
Schedule 3.6	Disclosed Matters
Schedule 4.1(f)	Transactions not in the Ordinary Course

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Guaranty
Exhibit D	Form of Interest Rate Election
Exhibit E	Form of Note
Exhibit F-1	Form of Opinion of Reed Smith LLP
Exhibit F-2	Form of Opinion of Local Counsel
Exhibit G	Financial Calculation Schedule Pursuant to Section 5.1
Exhibit H	Form of Intercompany Note
Exhibit I	Form of [Quarterly/Annual] Compliance Certificate to Accompany Reports
Exhibit J	Form of Transfer Authorizer Designation Form

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     THIS CREDIT AGREEMENT (this “Agreement”) dated as of November 30, 2006, among Corporate Property Associates 14 Incorporated, a corporation formed under the laws of the State of Maryland (the “Borrower”), the Lenders party hereto, and Wells Fargo Bank, National Association, as contractual representative of the Lenders (in such capacity, the “Administrative Agent”) and as issuing bank (in such capacity, the “Issuing Bank”), PNC Bank, National Association, as Syndication Agent (each in such capacity, the “Syndication Agent”), each of Citizens Bank of Rhode Island, The Bank of New York, and Eurohypo AG, New York Branch, as a Documentation Agent (each in such capacity, a “Documentation Agent”), and Wells Fargo Bank, National Association, as Lead Arranger and Sole Book Runner (the “Arranger”).
     WHEREAS, the Borrower has entered into that certain Agreement and Plan of Merger dated as of June 29, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Borrower, Corporate Property Associates 12 Incorporated (“CPA 12”), CPA 14 Acquisition Inc., CPA Holdings Incorporated and CPA 12 Merger Sub Inc., pursuant to which CPA 12 is to merge with and into the Borrower with the Borrower continuing as the surviving entity (the “Merger”); and
     WHEREAS, the Borrower has requested the Issuing Bank and the Lenders to make available to the Borrower a revolving credit facility in the initial amount of $150,000,000, which will include a $25,000,000 letter of credit subfacility, on and subject to the terms and conditions contained herein, the proceeds of which the Borrower may use to satisfy certain of its obligations arising in connection with the Merger;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE I.
Definitions
     SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
     “Adjusted EBITDA” means, for any Person, for any period and without duplication, (a) EBITDA for such Person, for such period, plus (b) to the extent deducted when computing such EBITDA, Performance Fees, minus (c) to the extent not already deducted when computing such EBITDA, the greater of (i) the actual management fees in respect of Projects owned by such Person and its consolidated subsidiaries paid during such period and (ii) an imputed management fee equal to 3.0% of (1) rental income (including income from financing leases) for all Projects owned by such Person and its consolidated subsidiaries and (2) rental income (including income from financing leases) of Joint Ventures allocable to such Person or its subsidiaries based on their ownership interests in such Joint Ventures.
     “Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as contractual representative of the Lenders hereunder.
     “Administrative Details Form” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of the Prime Rate in effect on such day and the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Alternate Merger” has the meaning set forth in the Merger Agreement.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the range into which the Leverage Ratio then falls in accordance with the following table:

Leverage Ratio	Eurodollar Spread	ABR Spread
less than 55%	1.35%	0.0%
55%-less than 60%	1.45%	0.0%
60% or higher	1.60%	0.125%
     Any change in the Applicable Rate determined in accordance with this definition shall be effective as of the first Business Day of the calendar month following the month that the Borrower delivers to the Administrative Agent a Compliance Certificate pursuant to Sections 5.1(a)(ii) and (b)(ii). In the event the Leverage Ratio in any Compliance Certificate is later determined to have been inaccurate, the Applicable Rate shall be adjusted retroactively to the date of delivery of such inaccurate Compliance Certificate to the percentage corresponding to the correct Leverage Ratio for that date, and such adjusted Applicable Rate shall be applicable for the same period as that period during which the Applicable Rate was incorrectly determined based on the original inaccurate Leverage Ratio.
     “Arranger” has the meaning set forth in the preamble.
     “Assignee” has the meaning set forth in Section 9.4(b).
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Average Unused Commitment Percentage” means, for any period, the ratio, expressed as a percentage, of (a) the average daily aggregate amount of the Unused Commitments of the Lenders during such period to (b) the average daily aggregate amount of the Commitments of the Lenders during such period.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning set forth in the preamble.
     “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3, substantially in the form of Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market. Unless specifically referenced in this Agreement or any other Loan Document as a Business Day, all references to “days” in this Agreement and each other Loan Document shall be to calendar days.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Lease” means any lease by a Person of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.
     “Cash and Cash Equivalents” means unrestricted (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.
     “Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than the Borrower, any of its Subsidiaries, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Borrower or any of its Subsidiaries and other than any wholly owned direct or indirect subsidiary of the Borrower), of shares representing more than 10% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the Borrower by any Person or group (other than any wholly owned direct or indirect subsidiary of the Borrower).
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Closing Date” means the date on which the conditions set forth in Section 4.1 are satisfied (or waived in accordance with Section 9.2).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Combined Equity Value” means Total Value less Total Outstanding Indebtedness.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit

Exposure hereunder, as such commitment may be (a) increased pursuant to Section 2.20 or (b) reduced from time to time pursuant to Section 2.9 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set forth on Schedule 1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $150,000,000.
     “Consolidated Businesses” means the Borrower and its Subsidiaries, on a consolidated basis (without taking into account any non-wholly owned Person or entity).
     “Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated maturity date of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion and of Nonrecourse Carveouts shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or of Nonrecourse Carveouts shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Person), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have meanings correlative thereto.
     “CPA 12” has the meaning set forth in the recitals of this Agreement.
     “CPA REIT” means (a) a REIT managed or advised by W.P. Carey & Co. LLC (or a wholly-owned Subsidiary thereof) and listed on Schedule 1.1(a) hereto and (b) any other REIT managed or advised by W.P. Carey & Co. LLC (or a wholly-owned Subsidiary thereof) which REIT has investment policies, and assets of classes and qualities, similar in each case to the REITs listed on Schedule 1.1(a).
     “Credit Event” has the meaning set forth in Section 4.2.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” has the meaning set forth in Section 2.18(e).
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
     “dollars” or “$” refers to lawful money of the United States of America.
     “EBITDA” means, for any Person for any period, the Net Income (Loss) of such Person for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP), (vi) minority interests in Unconsolidated Entities and (vii) in the case of the Borrower, the aggregate of all dividends paid on the Borrower’s or any of its consolidated Subsidiaries’ preferred equity interests, less (b) the extraordinary gains of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss) (and in the case of the Borrower and its consolidated subsidiaries, other gains on asset sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP); plus (c) the portion allocable to such Person of EBITDA of such Person’s Unconsolidated Entities (taking into account appropriate adjustments, if any, for minority interests).
     “Eligible Assignee” means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Event of Default” has the meaning set forth in Article VII.
     “Excluded Subsidiary” means:
     (a) a Subsidiary (i) holding title to assets which are or are to become collateral for any Indebtedness that (A) is (or is to be) secured by a Lien on property of such Subsidiary (“Secured Indebtedness”) and (B) is permitted to be incurred pursuant to this Agreement and (ii) which is prohibited from Guaranteeing the Indebtedness of any other Person pursuant to (x) any document, instrument or agreement evidencing or securing such Secured Indebtedness or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness; or
     (b) a Subsidiary that has no assets (or only a nominal amount of assets); or
     (c) a Subsidiary whose assets consist solely of direct or indirect Joint Venture Holdings issued by Joint Ventures that own Projects subject to mortgage Liens; or
     (d) a Subsidiary that is not incorporated or organized under the laws of any state of the United States or the District of Columbia and that if such Subsidiary were to become a Guarantor, doing so would reasonably be expected to have material adverse tax consequences to the Borrower as a result of the undistributed earnings of such Subsidiary (as determined for United States federal income tax purposes) being treated as a deemed dividend to such Subsidiary’s United States parent.
The parties agree that Marie-Invest s.p.r.l and its Subsidiaries shall each be an “Excluded Subsidiary”.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

     “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by an officer of the Borrower acting in good faith and shall be evidenced by an Officer’s Certificate, except in the case of the determination of Fair Market Value of Permitted REIT Investments which are “restricted securities” (as defined below) having a Fair Market Value in excess of $5,000,000, in which case the determination of such Fair Market Value shall be, at the election of the Borrower, by (i) the board of directors of the Borrower acting in good faith and shall be evidenced by a resolution of the board of directors, or (ii) an appraisal of an independent third-party appraiser which shall be a Person regularly engaged in the valuation of securities of the same type as such Permitted REIT Investment. The Fair Market Value of any readily marketable securities shall be the number of such securities multiplied by the average Market Price per share or per unit of such securities during the five consecutive trading days immediately preceding the date of determination. The “Market Price” of any security on any trading day shall mean, with respect to any security which is listed on a national securities exchange, the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the National Association of Securities Dealers Automated Quotation/National Market System, or if such security is not so designated as a national market systems security, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers or similar organization if the National Association of Securities Dealers is no longer reporting such information. With respect to operating partnership units of any REIT, such operating partnership units shall in no event have a value greater than the value of the number of shares of the REIT into which such operating partnership units are then convertible. For purposes of this definition, the term “restricted securities” shall mean securities which constitute “restricted securities” or are held by an “affiliate” of the issuer of such securities, in each case in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, or are otherwise subject to any agreement, arrangement or other understanding in any way limiting or affecting the right of the holder of such securities to dispose of such securities.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means, with respect to a Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

     “Financial Statements” means financial statements presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.
     “Fixed Charges” means, with respect to any period, the sum of (a) Total Interest Expense for such period and (b) the aggregate of all scheduled principal payments on Total Outstanding Indebtedness according to GAAP made or required to be made during such period by the Borrower and its Subsidiaries (with appropriate adjustments for minority interests) or allocable to the Borrower and its Subsidiaries on account of Joint Venture Holdings (but excluding balloon payments of principal due upon the stated maturity of any Indebtedness), and (c) the aggregate of all dividends payable on the Borrower’s or any of its consolidated Subsidiaries’ preferred equity interests (if any).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of forty (40) years or more from the date hereof; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor either (i) to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so or (ii) upon termination of such ground lease, to enter into a new lease with such lessor containing substantially the same (or more favorable) terms and conditions as the terms and conditions of such ground lease; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or master lease. The ground leases currently in effect with respect to the following properties will not be subject to the requirement of clause (a) of this definition:

Building ID	Tenant	Start Date	Expiration Date	Location
WA0031	Del Monte Corporation	5/1/1996	4/30/2016	Yakima, WA
TX0671	McCoy Workplace Solutions, L.P.	11/1/2001	11/30/2011	Houston, TX
TN0081	Federal Express Corporation	2/1/2000	1/31/2020	Collierville, TN
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include all Subsidiaries of the Borrower as of the Closing Date (including any acquired in connection with the Merger but excluding any Excluded Subsidiary).
     “Guaranty” means the Guaranty to which the Guarantors are parties substantially in the form of Exhibit C.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Improvements” means all buildings, fixtures, structures, parking areas, landscaping and other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third parties unaffiliated with the Borrower and (c) any items of personal property.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current Taxes, water and sewer charges and assessments and current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than current trade liabilities incurred in the ordinary course of business in accordance with customary terms), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and other Contingent Obligations, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person to purchase or redeem any shares of equity securities issued by such Person, including obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (l) all obligations of such Person in respect of any forward contract, futures contract, swap or other agreement, the value of which is dependent upon interest rates or currency exchange rates, and (m) all obligations of such Person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.8 and substantially in the form of Exhibit D or other form acceptable to the Administrative Agent.
     “Interest Payment Date” means the first day of each calendar month.
     “Interest Period” means with respect to any Eurodollar Borrowing the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect (or such shorter period as contemplated by clause (iii) below); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) the Interest Period for Eurodollar Borrowings may, if the same is available to all Lenders, be shorter than one (1) month in order to consolidate two (2) or more Eurodollar Borrowings and (iv) the Interest Period for all Eurodollar Borrowings shall be one (1) month until the earlier of ninety (90) days after the Closing Date or the date on which the Arranger completes the syndication of the total Commitments, as evidenced by written notice from the Arranger to the Borrower as to such completion. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “Investment Grade Credit Rating” means a Debt Rating of BBB- or higher by S&P or Baa3 or higher by Moody’s.
     “Issuing Bank” means Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joint Venture” means a partnership, limited liability company, joint venture (including a tenancy-in-common ownership pursuant to a written agreement providing for substantially the same rights and obligations relating to such property that would be in a joint venture agreement), or corporation.
     “Joint Venture Holding” means an interest in a Joint Venture held or owned by the Borrower (or one of its Subsidiaries) which is not wholly owned by the Borrower (or one of its Subsidiaries).
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Leverage Ratio” as of any date means the ratio, expressed as a percentage, of the Total Liabilities as of such date to the Total Value as of such date.

     “LIBO Rate” means, for any Eurodollar Borrowing for any Interest Period, the rate per annum, rounded upward, if necessary, to the nearest one one-hundredth of one percent (0.01%) quoted by Wells Fargo Bank, National Association as the London Interbank Offered Rate for deposits in Dollars (being the LIBOR Rate quoted by the British Bankers Association for maturities of 1, 2, 3 or 6 months, so long as the same is published and available) at approximately 9:00 a.m. San Francisco, California time, 2 Business Days prior to the commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to such Eurodollar Borrowing and for a period of time approximately equal to such Interest Period. Each determination of the LIBO Rate by the Administrative Agent shall, in absence of manifest error, be conclusive and binding.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (excluding, in the case of assets consisting of Real Property owned by the Borrower, its Subsidiaries or a Joint Venture, the lien of a mortgage or deed of trust on the Real Property interest not owned by the Borrower, its Subsidiaries or the Joint Venture; provided, that the ownership or estate interest of the Borrower in such Real Property is not subordinate to such a lien and the Borrower’s interest would not be adversely affected by such lien either through foreclosure thereof or otherwise (e.g., a mortgage on the leasehold interest of a Project owned in fee by a Subsidiary does not constitute a Lien)), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Parties” means the Borrower and the Guarantors. Schedule 1.1(b) sets forth all of the Loan Parties as of the date of this Agreement.
     “Loan Documents” means this Agreement, the Notes, the Guaranty and all other instruments, agreements and written obligations between the Borrower and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Margin Stock” means “margin stock” or “margin securities” as such terms are defined in Regulation U and Regulation X of the Board as in effect from time to time.
     “Marketable Securities” means short-term marketable securities, issued by any entity (other than an Affiliate of the Borrower) organized and existing under the laws of the United States of America, with a long-term unsecured indebtedness rating, at the time when any investment therein is made, with Moody’s or S&P of Baa2/BBB or better, respectively.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under the Loan Documents to which it is a party or (c) the rights of or benefits available to the Lenders under the Loan Documents
     “Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Nonrecourse Indebtedness), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower, the other Loan Parties and the other Subsidiaries in an aggregate principal amount exceeding $10,000,000 and (b) Nonrecourse Indebtedness of any one or more of the Borrower, the other Loan Parties and the other Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, any other Loan Party or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower, such other Loan Party or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” means November 29, 2009, as such date may be extended pursuant to Section 2.5.
     “Merger” has the meaning set forth in the recitals of this Agreement.
     “Merger Agreement” has the meaning set forth in the recitals of this Agreement.
     “Merger Transactions” means the transactions contemplated by the Merger Agreement, including without limitation, (a) the sale of assets by CPA 12 to W.P. Carey & Co. LLC pursuant to the Sale Agreement (as defined in the Merger Agreement); (b) the making of the Special Distribution (as defined in the Merger Agreement) and (c) the Merger.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage Asset” means Indebtedness owed to the Borrower or a Subsidiary and secured by a mortgage or deed of trust on a fee interest or a leasehold interest in Real Property and all collateral security related thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Asset Value” means the value of a security determined on a net asset value basis by an officer of the Borrower in good faith and evidenced by an Officer’s Certificate, which determination shall be based on an appraisal of an independent third-party appraiser regularly engaged in the valuation of securities of the same type as the securities being valued.
     “Net Income (Loss)” means, for any Person for any period, the aggregate of net income (or loss) of such Person and its subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.
     “Net Offering Proceeds” means all cash or other assets received by the Borrower as a result of the sale of common shares, preferred shares, partnership interests, limited liability company interests, convertible securities or other ownership or equity interests in the Borrower, less customary costs and discounts of issuance paid by the Borrower.
     “Nonrecourse Carveouts” means the personal liability of an obligor under Indebtedness for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liability, bankruptcy filing or any other circumstances customarily excluded from non-recourse provisions and non-recourse financing of real estate.
     “Nonrecourse Indebtedness” of any Person means all Indebtedness of such Person with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liabilities, and other circumstances customarily excluded from nonrecourse provisions in nonrecourse financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Nonrecourse Indebtedness; provided, further, that if in connection therewith a personal recourse claim is established by judgment decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and execution or enforcement thereof shall not be effectively stayed for 30 consecutive days and such Indebtedness shall not be paid or otherwise satisfied within such 30-day period, then such Indebtedness in an amount equal to the personal recourse claim established by judgment or award shall not constitute Nonrecourse Indebtedness for purposes of this Agreement.
     “Note” means a promissory note in the form attached hereto as Exhibit E payable to a Lender, evidencing certain of the Obligations of the Borrower to such Lender and executed by the Borrower as set forth in Section 2.10(e), as the same may be amended, supplemented, modified or restated from time to time. “Notes” means, collectively, all of such Notes outstanding at any given time.
     “Obligations” means, collectively, the obligations of the Borrower in respect of principal, interest, fees, indemnities, and all other amounts under or in connection with this Agreement or any of the other Loan Documents, including reimbursement obligations in respect of Letters of Credit, in each case whether such obligation arose before or after the commencement of any bankruptcy, insolvency, receivership or other similar proceeding and whether or not the obligation is undersecured or oversecured or deemed allowable, provable or accruing against the Borrower in any such proceeding, including interest calculated from the commencement of any such proceeding at the rate provided in Section 2.13(c).
     “Officer’s Certificate” means a certificate signed by the President, any Vice President or any Financial Officer of any Person, or such other officer as may be specified herein, and delivered to the Administrative Agent hereunder.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Performance Fees” means, for any Person and for any period, performance fees paid by such Person in equity securities of such Person during such period.
     “Permitted Encumbrances” means:
     (a) liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.4;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure the performance of bids, purchases, contracts (other than for the payment of borrowed money) and surety, appeal and performance bonds;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
     (f) statutory and common law landlord liens;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of not less than A-2 or P-2 from S&P or from Moody’s, respectively;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) shares of so called “money market funds” registered with the SEC under the Investment Company Act of 1940, as amended, which maintain a level per share value, invest principally in marketable direct or guaranteed obligations of the United States of America and agencies and instrumentalities thereof and investments in commercial paper having, at such date, a rating of not less than A-1 or P-1 from S&P or from Moody’s, respectively, and have total assets in excess of $50,000,000 provided that any such shares are moved to a qualifying money market fund within thirty (30) days after the Borrower or any Subsidiary has knowledge that any money market fund no longer has total assets in excess of that amount;
     (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (f) short-term investments in cash equivalents issued by, or maintained with, a Person not formed under the laws of the United States of America or any State thereof and made in accordance with the Borrower’s customary investment practices for cash management needs of the Borrower and its Subsidiaries.
     “Permitted REIT Investments” means investments by the Borrower or any Subsidiary in publicly traded warrants, publicly traded equity securities and operating partnership units of publicly traded REITS (and excluding in any event investments in the securities of the CPA REITS). For purposes hereof, “publicly traded” shall mean that such investments are traded on a nationally-recognized market with widely distributed standard price quotations.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender then acting as Administrative Agent as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center,

storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease, in each case owned, directly or indirectly, by any of the Consolidated Businesses.
     “Property” means any Real Property or personal property, plant, building, facility, structure, equipment, general intangible, receivable, or other asset owned or leased by any Consolidated Business or any Joint Venture in which the Borrower, directly or indirectly, has a Joint Venture Holding.
     “Real Property” means any present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.
     “Register” has the meaning set forth in Section 9.4.
     “REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and Unused Commitments representing at least 66-2/3% of the sum of the total Revolving Credit Exposures and Unused Commitments at such time, and in any event shall include the Lender then acting as Administrative Agent; provided, that, in the event any Lender shall have failed to fund its Applicable Percentage of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and any such failure has not been cured as provided in Section 2.7, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Applicable Percentages of such Borrowings have not been so cured) having Revolving Credit Exposures and Unused Commitments representing at least 66-2/3% of the sum of the total Revolving Credit Exposures and Unused Commitments of such Lenders at such time, and in any event shall include the Lender then acting as Administrative Agent. At all times during which there are two (2) or more Lenders party hereto (excluding all Lenders whose failure to fund their respective Applicable

Percentages of such Borrowings have not been cured), “Required Lenders” must include at least two (2) Lenders.
     “Restricted Payment” has the meaning set forth in Section 6.1(g).
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
     “Revolving Loan” means a Loan made pursuant to Sections 2.2 and 2.3.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
     “Secured Indebtedness” means any Indebtedness secured by a Lien (excluding Indebtedness hereunder).
     “Solvent”, when used with respect to any Person, means that at the time of determination:
     (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and
     (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
     (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and
     (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any direct or indirect subsidiary of the Borrower.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.
     “TI Work” means any construction or other “build-out” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.
     “Total Interest Expense” means, for any period, the sum, without duplication, of (i) interest expense of the Borrower and its Subsidiaries paid during such period (with appropriate adjustments for minority interests) and (ii) interest expense of the Borrower and its Subsidiaries accrued and/or capitalized for such period (with appropriate adjustments for minority interests) and (iii) the portion of the interest expense of Joint Ventures allocable to the Borrower and its Subsidiaries in accordance with GAAP on account of ownership of Joint Venture Holdings and paid during such period and (iv) the portion of the interest expense of Joint Ventures allocable to the Borrower and its Subsidiaries in accordance with GAAP on account of ownership of Joint Venture Holdings and accrued and capitalized for such period, in each case including participating interest expense but excluding extraordinary interest expense, and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.
     “Total Liabilities” means, as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date, and in any event shall include (without duplication): (a) Total Outstanding Indebtedness; (b) the amount of preferred equity interests of the Borrower and its consolidated Subsidiaries; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); and (d) all liabilities and obligations of the Borrower, its consolidated Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).
     “Total Outstanding Indebtedness” means, as of any date, the sum, without duplication, of (i) the amount of Indebtedness of the Borrower and its Subsidiaries set forth on the then most recent quarterly financial statements of the Borrower, prepared in accordance with GAAP, plus any additional Indebtedness incurred by the Borrower and its Subsidiaries since the time of such statements (with appropriate adjustments for minority interests) and (ii) the outstanding amount of Joint Venture Indebtedness allocable in accordance with GAAP on account of ownership of Joint Venture Holdings to any of the Borrower and its Subsidiaries as of the time of determination (with appropriate adjustments for minority interests) and (iii) the Contingent

Obligations of the Borrower and its Subsidiaries and, to the extent allocable to the Borrower and its Subsidiaries in accordance with GAAP on account of ownership of Joint Venture Holdings, of the Joint Ventures (with appropriate adjustments for minority interests).
     “Total Value” means, as of any date, the sum, without duplication, of (i) in respect of Projects owned or leased pursuant to a Ground Lease by the Borrower and its Subsidiaries for at least four (4) fiscal quarters, the Adjusted EBITDA of the Borrower and its Subsidiaries attributable to such Projects as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such date occurs for the previous four (4) consecutive fiscal quarters divided by 8.5%; (ii) the investment (at cost without depreciation) in Projects owned or leased pursuant to a Ground Lease by the Borrower and its Subsidiaries for fewer than four fiscal quarters (with appropriate adjustments for minority interests); (iii) the investment (at cost without depreciation) in Joint Venture Holdings for fewer than four fiscal quarters which is allocable to the Borrower and its Subsidiaries based on their ownership interests in the related Joint Ventures in accordance with GAAP (with appropriate adjustments for minority interests); (iv) unrestricted Cash and Cash Equivalents which would be included on the Consolidated Businesses’ consolidated balance sheet as of such date (with appropriate adjustments for minority interests); (v) Real Property under construction of the Borrower and its consolidated Subsidiaries valued at cost; (vi) the Fair Market Value of all Marketable Securities held by the Borrower and its Subsidiaries, and (vii) investments in notes secured by mortgages on the real property of any Person valued at the book value stated on the most recent financial statement. For purposes of this definition, when determining how long the Borrower or one of its Subsidiaries has owned or leased a Project that was owned or leased by CPA 12 or one of its subsidiaries at the time of the Merger, the Borrower or its applicable Subsidiary shall be deemed to have owned or leased such Project from the date CPA 12 or its applicable Subsidiary first owned or leased such Project.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Borrower or the Subsidiaries (who may be parties to the Loan Documents) of the other Loan Documents, and the transactions contemplated by the Loan Documents.
     “Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit J to be delivered to the Administrative Agent pursuant to Section 4.1, as the same may be amended, restated or modified from time to time.
     “Triple Net Lease” means a Lease representing all or substantially all of the rentable area of a Property where the tenant is responsible for real estate taxes and assessments, repairs and maintenance, insurance and other expenses relating to such Property, provided, that adequate insurance is maintained for such Property either by the tenant, the Borrower, a Subsidiary or a Joint Venture. Notwithstanding the foregoing, a Triple Net Lease may be subject to the landlord’s express contractual obligations with respect to the payment of taxes, assessments, ground rents, utility charges, exterior maintenance and maintenance of all non-interior areas and any capital expenditures related thereto (such as roof, structure and parking) (the “Contractual Obligations”) so long as the capital expenditures have been adequately accounted for in accordance with GAAP; provided, that the projected average annual Contractual Obligations shall not exceed 10% of the projected average gross annual rent under such Lease. For purposes of this definition, (a) the obligation of a landlord to make capital improvements or repairs as a condition to a tenant’s occupancy (e.g., build to suit transactions) shall not be deemed to be an undertaking by such landlord of any tenant maintenance or repair obligations and (b) the improvements to be constructed by such landlord described in the immediately preceding clause (a) shall not be included as a capital expenditure.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person if such statements were prepared as of such date.
     “Unsecured Indebtedness” means any Indebtedness not secured by a Lien, including any Indebtedness hereunder but excluding, to the extent otherwise includable therein, any Indebtedness in respect of Guarantees of Nonrecourse Carveouts.
     “Unused Commitment” means, as of any date, with respect to each Lender, its Commitment less its Revolving Credit Exposure.
     “Unused Commitment Fee Rate” means the applicable rate per annum set forth below under the caption “Unused Commitment Fee Rate” corresponding to the applicable Average Unused Commitment Percentage in accordance with the following table:

Unused Commitment Fee
Average Unused Commitment Percentage	Rate
less than or equal to 50%	0.125%
greater than 50%	0.175%
     “Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.
     “wholly-owned Subsidiary” means, with respect to any Person, at any date, any subsidiary of such Person of which 100% of the outstanding shares of capital stock or other equity interests having ordinary voting power is at the time, directly or indirectly, owned by such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

     “WP Carey Joint Venture” means a Joint Venture between the Borrower and (a) W.P. Carey & Co. LLC (or one of its wholly-owned subsidiaries) or (b) a CPA REIT managed by W.P. Carey & Co. LLC or one of its subsidiaries.
     SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II.
The Credits
     SECTION 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans. No Loans may be borrowed or reborrowed after the end of the Availability Period.
     SECTION 2.2. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or if prohibited by Section 2.8(e).
     SECTION 2.3. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form set forth in Exhibit B and signed by the Borrower. Each such request shall be accompanied by an Officer’s Certificate as to pro forma financial covenant compliance required by Section 6.1(i). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2 and shall constitute a representation that the conditions in Section 4.1 and Section 4.2 have been satisfied on such date and will be satisfied on the date of such Borrowing (except, in each case, to the extent waived in accordance with Section 9.2):
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.
     SECTION 2.4. [Reserved].
     SECTION 2.5. Extension of Maturity Date.
     So long as no Default has occurred and is continuing, the Borrower may elect, at least 60 days but no more than 120 days prior to the Maturity Date, to extend the Maturity Date for one (1) year by providing written notice of such election to the Administrative Agent (which shall promptly notify each of the Lenders). If (i)(A) on the date of such notice and the effective date of such extension, no Default exists and is continuing and (B) each of the representations and warranties made in this Agreement and the other Loan Documents is true and complete on and as of the date of the date of such notice and the effective date of such extension with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) the Borrower pays to the Administrative Agent, for the pro rata benefit of the Lenders based on their Applicable Percentages, an extension fee equal to 0.15% of the then total Commitments, and (iii) the Borrower has given written notice to the Administrative Agent of such election to extend the Maturity Date within the time frame set forth in this Section 2.5, the Maturity Date shall be extended by one year. The Borrower may exercise its rights under this Section only twice.
     SECTION 2.6. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is 30 days prior to the Maturity Date, provided that the amount of each Letter of Credit so requested shall be not less than $300,000 and there may not be more than 5 Letters of Credit outstanding at any time. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and the Administrative Agent (at least four (4) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each such notice shall be accompanied by an Officer’s Certificate as to pro forma financial covenant compliance required by Section 6.1(i). The Administrative Agent shall provide copies of such notice and Officer’s Certificate to each Lender promptly after receipt thereof. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments at such time.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 30 days prior to the Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Notwithstanding anything to the contrary set forth herein, the aggregate amount to be paid by any Lender with respect to any drawing under a Letter of Credit (whether as a payment pursuant to this Section 2.6(d) or a Loan pursuant to Section 2.3) shall not exceed its Applicable Percentage of such drawing.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to (or is not permitted to) finance such payment with an ABR Borrowing and fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing (and the agreement of the Borrower in the first sentence of this Section 2.6(f)) shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement nor shall the Issuing Bank have any liability whatsoever to the Borrower or the Lenders for any failure to give any such notice.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraphs (d) or (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the

Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing at least 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing at least 66-2/3% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower has provided an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived in accordance with the terms of this Agreement.
     SECTION 2.7. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account specified by the Borrower in the Transfer Authorizer Designation Form; provided that ABR Loans made to finance the reimbursement of an LC

Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. If any interest is paid by the Borrower as described above for any period with respect to any amount funded by the Administrative Agent pursuant to this paragraph, the Borrower shall not be required to pay interest on such amount pursuant to Section 2.13 in respect of such period.
     SECTION 2.8. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, that a Eurodollar Borrowing may only be continued on the last day of the then current Interest Period therefor. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.9. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments and (iii) the Borrower shall not reduce the total Commitments to an amount less than $100,000,000 unless the Commitments are terminated.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the

Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan not later than the Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Notes in such form payable to the order of the payee named therein.
     SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     (c) If at any time from and after the Closing Date: (i) the Borrower merges or consolidates with another Person and the Borrower is not the surviving entity, or (ii) any Person and the Borrower or a Subsidiary merge into the Borrower or a Subsidiary in a transaction in which the Borrower or a Subsidiary is the surviving corporation and an Event of Default has occurred as a result thereof (the date either such event shall occur being the “Prepayment Date”), the Borrower shall be required to prepay the Loans in their entireties as if the Prepayment Date were the Maturity Date and the Commitments thereupon shall be terminated. The Borrower shall immediately make such prepayment together with the interest accrued to the date of the prepayment on the principal amount prepaid and shall return or cause to be returned all Letters of Credit to the Issuing Bank. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.16. Each such prepayment shall be applied to prepay ratably the Loans of the Lenders. Amounts prepaid pursuant to this clause (c) may not be reborrowed.
     (d) The Borrower shall prepay Loans to the extent required by Section 5.2(b).
     SECTION 2.12. Fees.
     (a) During the period from and including the Closing Date to but excluding the date on which the Commitment of each Lender terminates, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused commitment fee equal to the Unused Commitment Fee Rate on the average daily amount of the Unused Commitment of such Lender (the “Unused Commitment Fee Amount”). Accrued Unused Commitment Fee Amounts shall be payable quarterly in arrears on the last day of March, June, September and December of each year commencing on the first such date after the Closing Date, and on the date on which the Commitments terminate. All fees pursuant to this subsection (a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued from and including the Closing Date or the last day of the preceding March, June, September or December, as applicable, to and excluding the last Business Day of March, June, September and December of each year shall be payable, in the case of participation fees, on such last Business Day of such month, in the case of fronting fees, on the third day Business Day following such last Business Day, and in each case, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of fees pursuant to paragraph (a) above and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (B) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (ii) for so long as an Event of Default has occurred and is continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loans and other Obligations (which for any amounts other than principal of and interest on Loans shall be the rate applicable to ABR Loans).
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including without limitation, Regulation D of the Board or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on Eurodollar Borrowings is determined) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall pay to the Administrative Agent for the account of each Lender, upon request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion to be sufficient to compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar

Loan, such loss, cost or expense to any Lender shall include an amount determined by the Administrative Agent to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. The Borrower shall pay to the Administrative Agent such amount as determined by the Administrative Agent within 10 days after the request for payment from the Administrative Agent.
     SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Prior to the date that any Foreign Lender becomes a party hereto, such Foreign Lender shall furnish the Administrative Agent and the Borrower with a properly executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Foreign Lender shall own or beneficially own a Note, such Foreign Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments hereunder. If any Foreign Lender cannot deliver the forms referred to in the preceding sentence, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Foreign Lender are required by the Internal Revenue Code.
     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 2120 E. Park Place, Suite 100, El Segundo, California (or such other location for payment as the Administrative Agent may notify the Borrower), except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, except pursuant to Section 2.19, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting to such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of 2 Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Required Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Administrative

Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the greater of Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held by the Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.
     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation under Section 2.15 (and the Required Lenders are not also doing the same) or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.20. Increase in Commitment. (a) Unless a Default has occurred and is continuing, and subject to the satisfaction of the conditions in Section 2.20(b), the Borrower, by written notice to the Administrative Agent (the “Additional Commitment Notice”), may request on up to two (2) occasions during the Availability Period that the total Commitments be increased by an amount not less than $20,000,000 per request and not more than $75,000,000 in the aggregate (such that the total Commitments after such increase shall never exceed $225,000,000); provided that for any such request any Lender which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Commitment, but shall not have any obligation to so increase its Commitment. In the event that lenders commit to any such increase, (i) the Commitments of the committed Lenders shall be increased accordingly, (ii) the Applicable Percentages of each of the Lenders shall be adjusted accordingly (or, in the case of a new lender not previously party hereto, added to Schedule 1) and the Borrower shall make such borrowings and repayments as shall be necessary to effect such reallocation of the Commitments, (iii) if requested by any Lender making an additional or new commitment, new Notes shall be issued, and (iv) other changes shall be made by way of supplement, amendment or restatement of any Loan Document as may be necessary or desirable to reflect the aggregate amount, if any, by which Lenders have agreed to increase their respective Commitments or any other lenders have agreed to make new commitments pursuant to this Section 2.20 without the consent of any Lender other than those Lenders increasing their Commitments. The fees payable by the Borrower upon any such increase in Commitments shall be agreed upon by the Arranger and the Borrower at the time of such increase. In the event of any such increase of the Commitments pursuant to this Section 2.20, the aggregate LC Exposure of the Lenders shall remain $25,000,000. Notwithstanding the foregoing, nothing in this Section 2.20 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitment hereunder.
     (b) Notwithstanding the foregoing, an increase in the aggregate amount of the Commitments shall be effective only if (i) no Default shall have occurred and be continuing on the date of the Additional Commitment Notice and the date such increase is to become effective; (ii) each of the representations and warranties made in this Agreement and the other Loan Documents shall be true and complete on and as of the date of the Additional Commitment Notice and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the Administrative Agent shall have received (x) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase and (y) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Borrower and the other Loan Parties substantially in the form of Exhibit F-1 or F-2, as applicable, after giving effect to such increase; (iv) the Borrower and its Subsidiaries shall be in compliance with Article VI; and (v) the Lenders shall have received all amounts, if any, payable pursuant to Section 2.16 as a result of the repayment described in clause (ii) of Section 2.20(a).
     SECTION 2.21. Funds Transfer Disbursements.

     (a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request (i) authorized or transmitted by the Borrower or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within 14 days after the Administrative Agent’s confirmation to the Borrower of such transfer.
     (b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or prohibited by government authority, (iii) cause the Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent to violate any applicable law or regulation.
     (c) Limitation of Liability. The Administrative Agent shall not be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent or the Borrower knew or should have known the likelihood of these damages.

ARTICLE III.
Representations and Warranties
     The Borrower represents and warrants to the Lenders, the Administrative Agent and the Issuing Bank that:
     SECTION 3.1. Organization; Powers. Each of the Borrower, the other Loan Parties and the Borrower’s other Affiliates is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own or lease its property and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.2. Authorization; Enforceability. (a) The Transactions have been duly authorized by all necessary corporate action of the Borrower and by all necessary partnership, limited liability company or corporate action of the other Loan Parties. Each of the Loan Parties has the requisite power and authority to perform this Agreement and the other Loan Documents. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     (b) Schedule 3.2 contains a diagram indicating the ownership structure of the Borrower, and any other Person in which the Borrower holds a direct or indirect partnership, joint venture or other equity interest, indicating the nature of such interest with respect to each Person included in such diagram and accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and, for each Loan Party, the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, (2) the authorized, issued and outstanding shares or interests of each class of securities of the Borrower and (3) in the case of a Subsidiary, whether such Subsidiary is an Excluded Subsidiary. None of such issued and outstanding securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such securities, except as noted on such Schedule. The outstanding capital stock of the Borrower is duly authorized, validly issued, fully paid and nonassessable.
     SECTION 3.3. Governmental Approvals; No Conflicts. Except as specified on Schedule 3.3, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate, and will not require any consent or approval under, any applicable law or regulation or the certificate of formation, limited liability company agreement, certificate of limited partnership, limited partnership agreement or other organizational documents of the Borrower, any other Loan Party or any of the other Subsidiaries or any order, judgment or decree of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the

Borrower, any other Loan Party or any of the other Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower, any other Loan Party or any of the other Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower, any other Loan Party or any of the other Subsidiaries.
     SECTION 3.4. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its audited financial statements as of December 31, 2005, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) its pro forma unaudited balance sheets and statements of income as of September 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to (y) normal and recurring year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and (z) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of the Borrower and its Subsidiaries, as of the respective dates thereof and the consolidated results of operations for the periods indicated.
     (b) Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date (including immediately after giving effect to the Merger) or otherwise disclosed to the Administrative Agent and the Lenders in writing prior to the Closing Date, which will have or is reasonably likely to have a Material Adverse Effect.
     (c) The Borrower has heretofore furnished to the Lenders (i) the audited financial statements of CPA 12 as of December 31, 2005, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) the pro forma unaudited balance sheets and statements of income of CPA 12 as of September 30, 2006, certified by the chief financial officer of CPA 12. Such financial statements present fairly, in all material respects, the financial position and results of operations of CPA 12 and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to (y) normal and recurring year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and (z) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of CPA 12 and its subsidiaries, as of the respective dates thereof and the consolidated results of operations for the periods indicated.
     (d) The Borrower has heretofore furnished to the Lenders (i) the pro forma consolidated balance sheet of the Borrower as of December 31, 2005 and March 31, 2006 and the pro forma consolidated statements of income of the Borrower for the year ended December 31, 2005 and the three months ended March 31, 2006, in each case giving pro forma effect to the Merger Transactions. Such financial statements have been prepared by the Borrower and CPA 12 based on their respective financial statements for such periods and as of such dates together with available information and certain assumptions which the Borrower believes to be reasonable, and give pro forma effect to the Merger Transactions.

     (e) Schedule 3.4 sets forth, as of the date hereof (and after giving effect to the Merger), all Indebtedness of the Borrower and its Subsidiaries and, except as set forth on Schedule 3.4, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness.
     (f) Since December 31, 2005, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
     SECTION 3.5. Properties. (a) Each of the Borrower, the other Loan Parties and the other Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     (b) Each of the Borrower, the other Loan Parties and the other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower, the other Loan Parties or any of the other Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the Transactions or the Merger Transactions.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower, the other Loan Parties or any of the other Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     SECTION 3.7. Compliance with Laws and Agreements. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with all laws, regulations and orders, judgments or decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

     SECTION 3.8. Investment Company Status. None of the Borrower, the other Loan Parties or any of the other Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.9. Taxes. Each of the Borrower, the other Loan Parties and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, such other Loan Party or such other Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.
     SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, any of the other Loan Parties or any of the other Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the SEC Reports (as defined hereafter) and none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower, the other Loan Parties and the other Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary, in the aggregate, to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.12. Insurance. The insurance policies and programs in effect as of the Closing Date and thereafter with respect to the Property, assets and business of the Borrower, the other Loan Parties and the other Subsidiaries are in compliance with Section 5.5.
     SECTION 3.13. [Reserved].
     SECTION 3.14. SEC Reports. As of the Closing Date, the Borrower has filed all forms, reports, statements (including proxy statements) and other documents (such filings by the Borrower are collectively referred to as the “SEC Reports”), required to be filed by it with the

Securities and Exchange Commission. The SEC Reports, including all SEC Reports filed on or prior to the date of this Agreement and filed after the Closing Date, (i) were or will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Securities and Exchange Commission thereunder applicable to such SEC Reports at the time of filing thereof and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     SECTION 3.15. Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower and each other Loan Party in the Loan Documents are true and correct in all material respects as of the date of this Agreement (and after giving effect to the Merger) and as of any date that the Borrower is expressly obligated to confirm the same under this Agreement.
     SECTION 3.16. Organizational Documents. The documents delivered pursuant to Section 4.1 constitute, as of the Closing Date (and after giving effect to the Merger), true and correct copies of all of the organizational documents of the Borrower and the other Loan Parties.
     SECTION 3.17. REIT Status. The Borrower qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Code to allow the Borrower to maintain its status as a REIT.
     SECTION 3.18. OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the Letters of Credit and none of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
ARTICLE IV.
Conditions
     SECTION 4.1. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

     (a) The Administrative Agent (or its counsel) shall have received from each Loan Party hereto either (i) a counterpart of all Loan Documents to which such Loan Party is a party, signed on behalf of such Loan Party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of each such Loan Document) that such Loan Party has signed a counterpart of all Loan Documents required to be delivered to the Administrative Agent.
     (b) The Administrative Agent shall have received (i) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Reed Smith LLP, counsel for the Borrower and certain of the other Loan Parties, and (ii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of local counsel to certain of the Loan Parties (which counsel must be reasonably acceptable to the Administrative Agent), substantially in the forms of Exhibit F-1, and Exhibit F-2, respectively, and covering such other matters relating to the Borrower, the other Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties and the Borrower’s other Affiliates, the authorization of the Transactions and any other legal matters relating to the Loan Parties and the Borrower’s other Affiliates, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.
     (e) No change in the business, assets, management, operations, financial condition or prospects of the Borrower, the other Loan Parties or any of their respective Properties shall have occurred since December 31, 2005 which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.
     (f) Except as disclosed on Schedule 4.1(f), since December 31, 2005, the Borrower has not and shall not have (i) entered into any (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrower’s business, (ii) declared or paid any dividends or other distributions, (iii) established compensation or employee benefit plans, or (iv) redeemed or issued any equity securities.
     (g) Since December 31, 2005, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.
     (h) The Administrative Agent shall have received evidence satisfactory to it in its sole discretion that the waivers or consents specified in Schedule 3.3 have been duly obtained.
     (i) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (j) The Administrative Agent shall have received an Officer’s Certificate duly executed by the President, a Vice President or a Financial Officer of the Borrower certifying as to pro forma compliance with the financial covenants in Section 6.1 as of the Closing Date (taking into account any Credit Event to occur on such date and giving pro forma effect to the Merger).
     (k) [Reserved]
     (l) The Administrative Agent shall have received current certificates of insurance as to all of the insurance maintained by the Borrower and its Subsidiaries on the Properties from the insurer or an independent insurance broker or a schedule of insurance from the Borrower, identifying insurers, types of insurance, insurance limits, and policy terms, and such further information and certificates from the Borrower, its insurers and insurance brokers as the Administrative Agent may reasonably request.
     (m) The Administrative Agent shall have received: (i) a certificate of the chief executive officer, chief financial officer or other senior officer of the Borrower stating that all conditions precedent to the consummation of the Merger Transactions as set forth in the Merger Agreement have been satisfied (or waived with the consent of the Required Lenders) and that the Alternate Merger did not occur, (ii) file-stamped copies of the articles of merger of the Borrower and CPA 12 filed with the Secretary of State of the State of Maryland and (iii) such other documents, agreement and certificates relating to the Merger Transactions as the Administrative Agent may reasonably request.
     (n) The Administrative Agent shall have received the Transfer Authorizer Designation Form effective as of the date hereof.
     The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
     SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such Borrowing, issuance, amendment, renewal or extension referred to herein as a “Credit Event”), is subject to the satisfaction of the following conditions:

     (a) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Event.
     (b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.
     (c) The Borrower shall not have received written notice from the Required Lenders that an event has occurred since the date of this Agreement which has had, and continues to have, or is reasonable likely to have, a Material Adverse Effect.
     (d) The Administrative Agent shall have received an Officer’s Certificate duly executed by the President, a Vice President or a Financial Officer of the Borrower as to the pro forma financial covenant compliance required by Section 6.1(i).
     (e) No law, regulation or order of any Governmental Authority shall prohibit, enjoin or restrain any Lender from making such Borrowing or participating in the issuance, amendment, renewal or extension of such Letter of Credit, as reasonably determined by such Lender.
     Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V.
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cancelled by the beneficiaries thereof and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.1. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) Quarterly Reports.
     (i) Borrower Quarterly Financial Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year), the Financial Statements of the Borrower and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures as of the end of and for the corresponding period of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting the consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating, financial position of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal quarterly adjustments.

     (ii) Quarterly Compliance Certificates. Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 5.1, an Officer’s Certificate of the Borrower (the “Quarterly Compliance Certificates”), signed by a Financial Officer of the Borrower, substantially in the form of Exhibit I hereto, representing and certifying (1) that the Financial Officer of the Borrower signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made, under his/her supervision, a review in reasonable detail of the Transactions and consolidated, and for so long as such statements are prepared in the ordinary course of business, consolidating, financial condition of the Borrower and its Subsidiaries during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations, in the form of Exhibit G attached hereto, for the period then ended which demonstrate whether there has been compliance with the covenants and financial ratios set forth in Article VI, (3) a schedule of the Borrower’s outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (4) a schedule of Adjusted EBITDA of the Borrower and its Subsidiaries for the fiscal quarter most recently ended and for the period of the four immediately preceding fiscal quarters then ended.
     (b) Annual Reports.
     (i) Borrower Financial Statements. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (i) the Financial Statements of the Borrower and its Subsidiaries on Form 10-K as at the end of such fiscal year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Borrower and its Subsidiaries as of the end of and for the prior fiscal year; (ii) a report with respect thereto of PricewaterhouseCoopers LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which PricewaterhouseCoopers LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to such financial statements) (which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Borrower or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements. The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

     (ii) Annual Compliance Certificates. Together with each delivery of any annual report pursuant to clause (i) of this Section 5.1(b), an Officer’s Certificate of the Borrower (the “Annual Compliance Certificate” and, collectively with the Quarterly Compliance Certificate, the “Compliance Certificates”), signed by a Financial Officer of the Borrower, substantially in the form of Exhibit I hereto, representing and certifying (1) that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the Transactions and consolidated and, for so long as such statements are prepared in the ordinary course of business, consolidating financial condition of the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations, in the form of Exhibit G attached hereto, for the period then ended which demonstrate whether there has been compliance with the covenants and financial ratios set forth in Article VI, (3) a schedule of the Borrower’s outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (4) a schedule of Adjusted EBITDA of the Borrower and its Subsidiaries for the fiscal quarter most recently ended and for the period of the four immediately preceding fiscal quarters then ended.
     (c) Tenant Bankruptcy Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against any tenants of any of the Projects, if such tenants occupy five percent (5%) or more of the gross leasable area in the Projects in the aggregate. The Borrower shall deliver to the Administrative Agent and the Lenders, promptly upon the Borrower’s learning thereof, notice of any bankruptcy proceedings filed by or against, or the cessation of business or operations of, any tenant of any of the Projects which tenant occupies five percent (5%) or more of the gross leasable area in the Projects in the aggregate.
     (d) Concurrently with any delivery of financial statements under clause (b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).
     (e) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, any other Loan Party or any other Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request including without limitation, tax returns, title reports, insurance certificates and environmental site assessments.
     SECTION 5.2. Notices of Material Events. (a) The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

     (i) the occurrence of any Default;
     (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Loan Party or any other Affiliate of the Borrower that, if adversely determined, could reasonably be expected to result to a Material Adverse Effect;
     (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000;
     (iv) the receipt of any notice or the occurrence of any event that could reasonably be expected to result in an Environmental Liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the greater of (A) $1,000,000 and (B) one percent (1%) of the Total Value; and
     (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
     (b) The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following events affecting the Borrower, any other Loan Party or any other Subsidiary not less than five (5) Business Days prior to the occurrence thereof: (i) [reserved], (ii) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $50,000,000, (iii) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $50,000,000, (iv) [reserved], and (v) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $50,000,000. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate of a Financial Officer of the Borrower certifying that the Borrower is in compliance with this Agreement and the other Loan Documents both on a historical basis and on a pro forma basis, exclusive of the property sold, transferred or encumbered and inclusive of the property to be acquired or the indebtedness to be incurred. To the extent such proposed transaction would result in a failure to comply with the financial covenants set forth herein, proceeds of such transaction (together with such additional amounts as may be required), in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that Borrower will be in compliance with the covenants set forth herein upon the consummation of the contemplated transaction, shall be paid by the Borrower and applied to prepay the Obligations.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.3. Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. The Borrower will not, and will not permit any other Loan Party to, at any time cause or permit its certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, the Borrower shall nonetheless notify the Administrative Agent in writing promptly after such event.
     SECTION 5.4. Payment of Obligations. The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, pay its respective obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower, such other Loan Parties or such other Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.5. Maintenance of Properties; Insurance. (a) The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, keep and maintain (or cause to be kept and maintained) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     (b) The Borrower, the other Loan Parties and the other Subsidiaries will maintain, or will cause tenants of Projects to maintain, with financially sound and reputable insurers, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (i) the replacement value of the improvements at Projects owned by the Borrower, the other Loan Parties and the other Subsidiaries (less commercially reasonable deductible amounts) and (ii) liability risks associated with such ownership (less commercially reasonable deductible amounts).
     SECTION 5.6. Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     SECTION 5.7. Compliance with Laws. The Borrower will, and will cause each other Loan Party and each of the other Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its respective property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.8. Use of Proceeds and Letters of Credit. No Letters of Credit and no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The proceeds of the Loans will be used only for the purposes of:
     (a) acquisition of Projects or Joint Venture Holdings;
     (b) renovation of Properties owned by the Borrower or its consolidated Subsidiaries;
     (c) funding of TI Work and Tenant Allowances;
     (d) financing expansions, renovations and new construction related to Properties owned by the Borrower or its consolidated Subsidiaries;
     (e) refinancing or repayment of existing or future Indebtedness for borrowed money;
     (f) working capital needs of the Borrower and other general corporate purposes;
     (g) investments in Mortgage Assets;
     (h) redemptions or purchases by the Borrower of its common stock; and
     (i) payment of any sums required to be paid by the Borrower in connection with the Merger Transactions plus fees and expenses incurred by the Borrower in connection with the Merger Transactions.
     SECTION 5.9. [Reserved].
     SECTION 5.10. Solvency of Loan Parties. The Borrower and the other Loan Parties are Solvent. The Borrower and the other Loan Parties each acknowledges that, subject to the indefeasible payment and performance in full of the Obligations, the rights of contribution among each of them are in accordance with applicable laws and in accordance with each such Person’s benefits in respect of the Credit Events and under this Agreement.
     SECTION 5.11. Further Assurances. The Borrower will cooperate with, and will cause each of the other Loan Parties and each of the other Subsidiaries to cooperate with, the Administrative Agent and the Lenders and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     SECTION 5.12. Distributions in the Ordinary Course. In the ordinary course of business the Borrower causes all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business. The Borrower shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.
     SECTION 5.13. ERISA Compliance. The Borrower shall, and shall cause each of the other Loan Parties and each of the other Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.
     SECTION 5.14. REIT Status. The Borrower shall at all times maintain its status as a REIT.
     SECTION 5.15. New Guarantors. (a) Requirement to Become Guarantor. Within 10 days of any Person (other than an Excluded Subsidiary) becoming a Subsidiary after the Closing Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Subsidiary and (ii) the items that would have been delivered under Sections 4.1(a) through (c) if such Subsidiary had been a Subsidiary on the Closing Date; provided, however, promptly (and in any event within 10 days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Closing Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.
     (b) Release of a Guarantor. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or (y) qualifies, or will qualify simultaneously with its release from the Guaranty, as an Excluded Subsidiary; (ii) no Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (iv) the Administrative Agent shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

     SECTION 5.16. Distributions of Income to Borrower. The Borrower shall cause all of its Subsidiaries to distribute promptly to the Borrower, whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its applicable operating expenses and debt service and (b) the establishment of reasonable reserves for the payment of operating expenses and debt service not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business.
ARTICLE VI.
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 6.1. Indebtedness and Other Financial Covenants
     (a) Total Liabilities. As of the last day of each fiscal quarter, Total Liabilities shall not exceed sixty-five percent (65%) of Total Value.
     (b) Minimum Combined Equity Value. The Combined Equity Value as of the Closing Date and as of the last day of each fiscal quarter thereafter shall be not less than $625,000,000, plus an amount equal to eighty-five percent (85%) of the Fair Market Value of all Net Offering Proceeds received by the Borrower after the Closing Date.
     (c) Minimum Consolidated Interest Coverage Ratio. As of the last day of each fiscal quarter, the ratio of (i) the sum of Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such fiscal quarter, to (ii) Total Interest Expense for such fiscal quarter shall not be less than 1.65 to 1.0.
     (d) Minimum Yield on Debt. As of the last day of each fiscal quarter, the ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such fiscal quarter, to (ii) Total Liabilities shall not be less than 12.5%.
     (e) Minimum Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter, the ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined in a consolidated basis for such fiscal quarter, to (ii) Fixed Charges for the preceding fiscal quarter shall not be less than 1.5 to 1.0
     (f) Maximum Dividend Payout Ratio. The Borrower shall not make any Restricted Payment during any fiscal quarter, which, when added to all Restricted Payments made during such fiscal quarter and the three immediately preceding fiscal quarters, exceeds ninety percent (90%) of Adjusted EBITDA of the Borrower and its

Subsidiaries determined on a consolidated basis for the four preceding fiscal quarters. Notwithstanding the foregoing, but subject to the following sentence, if an Event of Default exists, the Borrower may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to maintain its status as a REIT. If a Default specified in Section 7.1(a), Section 7.1(h) or Section 7.1(i) shall exist, or if as a result of the occurrence of any other Event of Default any of the Loans have been accelerated pursuant to Article VII, the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary. For purposes of this provision, “Restricted Payment” means (i) any dividend or other distribution on any equity securities of the Borrower or any Subsidiary (except dividends payable solely in equity securities of the Borrower or any Subsidiary or in rights to subscribe for or purchase equity securities of the Borrower or any Subsidiary) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any equity securities of the Borrower or any Subsidiary or (b) any option, warrant or other right to acquire equity securities of the Borrower or any Subsidiary.
     (g) Other Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness under the Loan Documents, (ii) Nonrecourse Indebtedness and (iii) Indebtedness that is recourse to the Borrower in an aggregate amount not to exceed 5% of Total Value outstanding at any time. The Borrower will not permit any other Loan Party or any other Subsidiary to, and no other Loan Party or any other Subsidiary shall, create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness of any Loan Party or other Subsidiary to the Borrower evidenced by a promissory note (an “Intercompany Note”) in the form of Exhibit H hereto, (ii) Nonrecourse Indebtedness, (iii) Indebtedness of a Subsidiary to a Subsidiary (other than Indebtedness of a Subsidiary that is a Guarantor to a Subsidiary that is not a Guarantor) and (iv) Indebtedness that is recourse to an Excluded Subsidiary, but only if such Subsidiary was formed solely to own, and only owns, a particular Project, and does not engage in any business other than the ownership of such Project.
     (h) Negative Pledge. From and after the date hereof, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or permit to exist any agreement, other than this Agreement (i) containing any provision prohibiting the creation or assumption of any Lien upon its properties (other than mechanics liens or judgment liens more than 30 days past due and other than with respect to prohibitions on liens set forth in a mortgage on a particular property (or set forth in the documents evidencing or securing Secured Indebtedness so long as the incurrence of such Secured Indebtedness is not otherwise prohibited by this Agreement)), revenues or assets, whether now owned or hereafter acquired, or (ii) restricting the ability of the Borrower or any other Loan Party to amend or modify this Agreement or any other Loan Document, or (iii) restricting the ability of any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to make or pay dividends or distributions to the Borrower.
     (i) Pro Forma Calculations. The Borrower shall comply with the financial ratio set forth in Section 6.1(a) as of the date of each Credit Event. The Borrower shall recalculate such financial ratio by adding an amount equal to the Indebtedness associated with such Credit Event to the Total Liabilities reflected on the most recently available financial statements, and adding thereto any Total Liabilities incurred since the date of such financial statement and adding to Total Value the value of such assets (determined at cost) acquired with any such Total Liabilities to Total Value. The Borrower shall deliver an Officer’s Certificate, signed by a Financial Officer of the Borrower, certifying that the pro forma calculations as of the date of such Credit Event demonstrate the Borrower’s compliance with the financial ratio set forth in Section 6.1(a).
     SECTION 6.2. Liens. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) Liens with respect to Capital Leases of equipment entered into in the ordinary course of business of the Borrower pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $50,000 for any Project; and
     (c) Liens securing Secured Indebtedness, the incurrence of which is not prohibited by Article VI.
     SECTION 6.3. Fundamental Changes. (a) The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (i) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower, any other Loan Party or any other Subsidiary in a transaction in which the Borrower, another Loan Party or a Subsidiary is the surviving corporation, (ii) any Subsidiary may merge with any other Subsidiary; provided, that if any Subsidiary shall be merged with a Loan Party, the surviving Subsidiary shall be the Loan Party or shall become a Guarantor under this Agreement, and (iii) the sale of stock of a Subsidiary (other than a Guarantor), subject to the requirements set forth in Section 5.2(b).
     (b) The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)	Permitted Investments;

(b)	investments in Real Property (except as otherwise limited in this Section 6.4);

(c)	investments (including loans and advances) in or to the Subsidiaries;

(d)	investments in Joint Ventures which are not Subsidiaries; provided that the aggregate amount of investments in (i) WP Carey Joint Ventures shall not exceed 35% of Total Value and (ii) other Joint Ventures shall not exceed 5% of Total Value;

(e)	investments in Real Property located outside the United States; provided that the aggregate amount of investments in Real Estate located outside of the United States shall not exceed 15% of Total Value;

(f)	investments in notes secured by mortgages on any Real Property of any Person;

(g)	investments in Real Property under construction; provided that the aggregate amount of investments in Real Property under construction shall not exceed 5% of Total Value;

(h)	investments in Real Property consisting of undeveloped land; provided that the aggregate amount of investments in Real Property consisting of undeveloped land shall not exceed 5% of Total Value;

(i)	investments in Permitted REIT Investments; provided that the aggregate amount of investments in Permitted REIT Investments shall not exceed $25,000,000 (valued at historical cost);

(j)	investments in Marketable Securities; provided that the aggregate amount of investments in Marketable Securities shall not exceed $25,000,000;

(k)	investments in securities of tenants under Leases, including any capital stock, warrants, stock options or other equity securities of such tenants and any underlying security thereof, acquired in connection with or arising out of a leasing transaction with such tenant and any subsequent exercise of such warrant or stock options and the ownership of such underlying security thereof;

(l)	Guarantees by the Borrower of the Indebtedness or other obligations of a wholly-owned Subsidiary or of a Joint Venture in which the Borrower owns, directly or indirectly, a Joint Venture Holding, so long as the

Indebtedness under such Guarantees is not otherwise prohibited by Section 6.1(g)(iii) or any other provisions of this Article VI (excluding this Section 6.4); and

(m)	Guarantees by the Borrower or a wholly-owned Subsidiary of obligations in respect of Nonrecourse Carveouts of a wholly-owned Subsidiary or of a Joint Venture in which the Borrower owns, directly or indirectly, a Joint Venture Holding.
Notwithstanding the foregoing, the amount of the investments of the types set forth in clauses (d)(ii) through (k) shall not exceed 18% of Total Value in the aggregate. In no event shall the Borrower or any Subsidiary engage in speculative development. Speculative development shall not include the ownership, renovating, repair or rehabilitation of a Property previously leased but which is being renovated, repaired, or rehabilitated to position the Property for re-leasing following a tenant default, lease expiration or lease termination.
     SECTION 6.5. Hedging Agreements. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower, such other Loan Party or such other Subsidiary is exposed in the conduct of its business or the management of its liabilities.
     SECTION 6.6. ERISA. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary or ERISA Affiliates to:
     (a) engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, except to the extent engaging in such transaction would not have a Material Adverse Effect;
     (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Plan, whether or not waived;
     (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;
     (d) terminate any Plan which would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;
     (e) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, except to the extent such failure would not have a Material Adverse Effect;
     (f) fail to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

     (g) amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.
     SECTION 6.7. Margin Regulations; Securities Laws. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.
     SECTION 6.8. Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party or any other Subsidiary to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity securities of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the board of directors of the Borrower to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 6.8 shall prohibit (a) increases to compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Default has occurred and is continuing or would result therefrom; (b) payment of customary partners’ indemnities; (c) performance of any obligations arising under the Loan Documents; and (d) any Restricted Payment permitted by Section 6.1(f).
ARTICLE VII.
Events of Default
     SECTION 7.1. Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, or any other Loan Party shall fail to pay when due any obligation owing by such Loan Party under any Loan Document to which it is a party, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower, any other Loan Party or any other Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made or furnished;
     (d) the Borrower, any other Loan Party or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Article V or in Article VI or any covenant, condition or agreement in any Loan Document that becomes effective upon an Event of Default;
     (e) the Borrower, any other Loan Party or any other Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);
     (f) the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness unless prohibited by this Agreement;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any other Loan Party or any other Subsidiary or any of their debts, or of a substantial part of any of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Loan Party or any other Subsidiary or for a substantial part of any of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower, any other Loan Party or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Loan Party or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) the Borrower, any other Loan Party or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (excluding judgments entered in respect of Nonrecourse Indebtedness and judgments entered in respect of Indebtedness permitted under clause (iv) of the second sentence of Section 6.1(g)) shall be rendered against the Borrower, any other Loan Party or any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Subsidiary in an aggregate amount exceeding (i) $250,000 in any year or (ii) $500,000 for all periods;
     (m) a Change in Control shall occur;
     (n) an event shall occur which has a Material Adverse Effect; or
     (o) the Borrower shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Borrower is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or investment in any Person not otherwise permitted under the terms of this Agreement;
then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require cash collateral as contemplated by Section 2.6(j), and (iv) enforce any rights and exercise any rights and remedies available under any Loan Document or otherwise; and in the case of any event described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII.
The Administrative Agent
     SECTION 8.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default unless the Required Lenders (or all of the Lenders if explicitly required under this Agreement) have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other

Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders.
     SECTION 8.2. Wells Fargo as Lender. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate thereof may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates of the Borrower (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
     SECTION 8.3. Approvals of Lenders. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a brief summary of all oral information provided to the Administrative Agent by the Borrower relevant to the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
     SECTION 8.4. Notice of Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

     SECTION 8.5. Administrative Agent’s Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any other Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     SECTION 8.6. Indemnification of Administrative Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders if expressly required under this Agreement) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Loans, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws; provided, however, that no Lender shall be liable for any portion of such expenses to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided further, however, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders if expressly required under this Agreement) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
     SECTION 8.7. Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate of the Borrower, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates of the Borrower, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.
     SECTION 8.8. Successor Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed for cause in the case of its gross negligence or willful misconduct as Administrative Agent under the Loan Documents by all Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 day’s prior notice. Upon any such resignation or removal, the Required Lenders (which, in the case of the removal of the Administrative Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender than acting as Administrative Agent) shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

     SECTION 8.9. Titled Agents. Each of the Arranger, the Syndication Agents and the Documentation Agents, (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE IX.
Miscellaneous
     SECTION 9.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be, in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Borrower, to it at c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020, Attention of Mark DeCesaris, Chief Financial Officer (Telecopy No. 212-492-8922);
     (b) if to the Administrative Agent, to Wells Fargo Bank, National Association, as Administrative Agent, 40 West 57th Street, New York, New York 10019, Attention of Jan LaChapelle and Loan Administration (Telecopy No. 212-581-0979), and to Wells Fargo Bank National Association, as Administrative Agent, 2120 East Park Place, Suite 100, El Segundo, California 90245 (Telecopy No. 310-615-1014), Attention of Disbursement Administrator, with copies to Wells Fargo Bank, National Association, as Administrative Agent, Real Estate Group, 420 Montgomery Street, 6th Floor, San Francisco, California 94111, Attention of Chief Credit Officer – Real Estate Group (Telecopy No. 415-781-8324);
     (c) if to the Issuing Bank, to Wells Fargo Bank, National Association, as Issuing Bank, 40 West 57th Street, New York, New York 10019, Attention of Jan LaChapelle and Loan Administration, and to Wells Fargo Bank National Association, as Issuing Bank, 2120 East Park Place, Suite 100, El Segundo, California 90245, Attention of Disbursement Administrator, with copies to Wells Fargo Bank, National Association, as Issuing Bank, Real Estate Group, 420 Montgomery Street, 6th Floor, San Francisco, California 94111, Attention of Chief Credit Officer – Real Estate Group ; and
     (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Details Form.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 9.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) change the Commitment of any Lender without the written consent of such Lender (other than a reduction of Commitments under Section 2.9), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or permit the expiration date of any Letter of Credit to be after the date specified in Section 2.6(c)(ii), without the written consent of each Lender affected thereby (other than extensions of the Maturity Date in accordance with Section 2.5), (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) except as permitted pursuant to Section 5.15(b), release any Guarantor without the consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without, in addition, the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be; provided, further, Schedules 3.2 and 4.1(f) may be amended by the Borrower without the consent of the Required Lenders solely to update the information contained therein.
     SECTION 9.3. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative

Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

     (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     SECTION 9.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to an existing Lender, the Borrower (so long as no Event of Default has occurred and is continuing), the Administrative Agent and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to an existing Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower (so long as no Event of Default has occurred and is continuing) and the Administrative Agent otherwise consent and after giving effect to such partial assignment, the assigning Lender shall have retained a Commitment in an amount equal to at least $10,000,000, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and the Assignee shall pay the Administrative Agent a processing and recordation fee of $4,500, and (v) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Details Form. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement arising from and after the date of such assignment (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. If the consent of the

Borrower is required pursuant to this Section 9.4, and the Borrower does not respond to the Administrative Agent’s request for consent within five Business Days of such request, such consent shall be deemed given. Upon consummation of any assignment pursuant to this subsection (b), the assigning Lender, the Administrative Agent and the Borrower shall arrange to issue new Notes to the assigning Lender and Assignee as appropriate.
     (c) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, and the LC Exposure of, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Details Form (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Foreign Lender.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Foreign Lender.
     (g) Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
     SECTION 9.5. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with Section 9.4. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivatives transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, or (i) to the extent provided in Section 9.16. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. [Reserved]
     SECTION 9.15. Electronic Document Delivery.
     Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II and (B) a Lender has not notified the Administrative Agent or the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m., New York time, on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Sections 5.1(a)(ii) and (b)(ii) to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Sections 5.1(a)(ii) and (b)(ii), the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each

Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
     SECTION 9.16. USA Patriot Act. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Administrative Agent for all Lenders hereunder may from time to time request, and the Borrower shall provide to the Administrative Agent and the Lenders, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent and the Lenders to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CORPORATE PROPERTY ASSOCIATES 14
INCORPORATED

By:	/s/ Mark J. DeCesaris

Name: Mark J. DeCesaris
Title: Managing Director
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, individually, as Issuing
Bank and as Administrative Agent

By:	/s/ Jan LaChapelle

	Name:	Jan LaChapelle
	Title:	Relationship Manager
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

PNC BANK, NATIONAL
ASSOCIATION

By:	/s/ Brian P. Kelly

	Name:	Brian P. Kelly
	Title:	Vice President
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

CITIZENS BANK OF RHODE
ISLAND

By:	/s/ Craig E. Schermerhorn

	Name:	Craig E. Schermerhorn
	Title:	Senior Vice President
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

THE BANK OF NEW YORK

By:	/s/ David Applebaum Name: David Applebaum Title: Vice President
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

EUROHYPO AG, NEW YORK BRANCH

By:	/s/ Alfred Koch

	Name:	Alfred Koch
	Title:	Managing Director

By:	/s/ Jeff Page

	Name:	Jeff Page
	Title:	Executive Director
[Signatures Continued on Next Page]
Signature Page to Credit Agreement

KBC BANK NV

By:	/s/ Francis X. Payne

	Name:	FRANCIS X. PAYNE
	Title:	Vice President

By:	/s/ Robart Snauffer

	Name:	Robart Snauffer
	Title:	First Vice President
Signature Page to Credit Agreement

Schedule 1
Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$40,000,000
PNC Bank, National Association	$25,000,000
Citizens Bank of Rhode Island	$25,000,000
The Bank of New York	$22,500,000
Eurohypo AG, New York Branch	$22,500,000
KBC Bank NV	$15,000,000

SCHEDULE 1.1(a)
CPA REITS
1.	Corporate Property Associates 14 Incorporated

2.	Corporate Property Associates 15 Incorporated

3.	Corporate Property Associates 16 Incorporated

SCHEDULE 1.1(b)
LOAN PARTIES
Corporate Property Associates 14 Incorporated
Best (CA) QRS 14-4, Inc.
Truck (IN) QRS 14-3, Inc.
DELMO (PA) QRS 12-10
NUTRA (TX) QRS 12-39, Inc.
META (CA) QRS 14-6, Inc.
Film (FL) QRS 14-44, Inc.
Projector (FL) QRS 14-45, Inc.
Tel (VA) QRS 12-15, Inc.
Bandwidth (UT) QRS 14-58, Inc.

Schedule 3.2
Ownership Structure
(Chart)

SCHEDULE 3.3
CONSENTS
None.

Portfolio Overview Schedule 3.4
Pro forma Mortgage Debt Summary
CPA: 14 (Pro-Rata)

	Interest	Fixed/		9-30-06	Balloon	Maturity
Tenant/Lease Guarantor	Rate	Variable	Original Balance	Balance	Payment	Date

Earle M. Jorgensen Company	7.82%	Fixed	$3,800,000	$3,615,883	$3,556,956	Feb-08
Gibson Guitar Corporation (82.5%)	7.57%	Fixed	1,712,322	1,525,461	1,455,135	May-08
Pacific Logistics (Texas Freezer)	5.15%	Fixed	4,500,000	3,749,539	3,504,001	Jul-08
Perry Graphic Communications, Inc.	7.01%	Fixed	11,000,000	9,350,390	8,824,493	Aug-08
The Bon-Ton Stores, Inc.	6.50%	Fixed	6,900,000	5,181,372	4,530,499	Dec-08
Advanced Micro Devices (66.66%)	7.78%	Fixed	45,500,000	41,571,182	39,893,995	Jan-09
Gensia (50%)	8.13%	Fixed	6,500,000	1,616,412	—	Jan-09
Brashear, L.P.	7.50%	Fixed	4,225,000	3,698,780	3,442,126	Apr-09
Compucom Systems, Inc. (66.66%)	7.22%	Fixed	15,333,333	13,342,640	12,351,558	May-09
Production Resource Group (NV)	8.31%	Fixed	5,475,000	4,898,607	4,566,197	Jul-09
Intesys Technologies, Inc.	8.08%	Fixed	13,130,000	12,161,461	11,583,578	Aug-09
Moonlight Molds (fka Scott)	8.21%	Fixed	3,000,000	2,783,526	2,653,543	Aug-09
McLane Foodservice, Inc. (Ameriserve)	8.51%	Fixed	32,000,000	23,466,322	24,885,885	Sep-09
Galyan’s Trading Company (2),(3)	8.79%	Fixed	14,748,889	13,870,378	13,258,846	Sep-09
Galyan’s Trading (Fairfax & Lombard) (2)	8.75%	Fixed	16,588,659	15,593,642	14,902,267	Sep-09
Atrium Companies (TX)	8.70%	Fixed	13,123,000	12,561,533	12,093,827	Jan-10
Production Resource Group (CA)	7.50%	Fixed	2,176,623	2,038,234	1,882,416	Mar-10
Amerix Corporation	8.66%	Fixed	14,500,000	13,249,559	12,237,419	Apr-10
RockIsland Corporation (West Union)	8.31%	Fixed	3,300,000	3,172,187	3,010,388	Jul-10
ShopRite Supermarkets, Inc. (45%)	7.50%	Fixed	4,900,500	4,588,928	4,198,845	Jul-10
Randall International	7.50%	Fixed	5,549,909	5,197,049	4,732,615	Sep-10
Amtech Systems Corporation	8.09%	Fixed	3,500,000	3,321,219	3,140,889	Oct-10
Garden Ridge Corporation	7.50%	Fixed	5,510,978	5,160,592	4,688,062	Oct-10
Institutional Jobbers Company	8.60%	Fixed	13,416,187	12,259,075	11,026,809	Nov-10
Barjan Products	7.50%	Fixed	7,151,053	6,855,044	6,446,194	Nov-10
Buffets Holdings, Inc.	8.11%	Fixed	11,785,000	9,129,467	8,151,860	Dec-10
Advance Paradigm, Inc. (PCS)	8.00%	Fixed	24,700,000	22,665,785	20,399,141	Jan-11
Federal Express Corporation (60%)	7.50%	Fixed	27,000,000	25,308,579	23,476,705	Jan-11

	Interest	Fixed/		9-30-06	Balloon	Maturity
Tenant/Lease Guarantor	Rate	Variable	Original Balance	Balance	Payment	Date

Towne Holdings, Inc.	7.70%	Fixed	4,800,000	4,545,308	4,265,830	Jan-11
Westell	7.40%	Fixed	12,000,000	10,235,441	8,325,084	Jan-11
McCoy, Inc. (90%)	8.25%	Fixed	3,780,000	31450,611	3,080,695	Jan-11
Upper Deck Company, The (50%)	8.43%	Fixed	7,500,000	6,000,646	4,882,776	Feb-11
Bon-Ton Department Stores, Inc., The	7.50%	Fixed	3,241,555	3,232,040	3,021,286	Mar-11
Nexpak Corporation (GA)	7.33%	Fixed	7,900,000	7,473,481	6,959,433	Apr-11
24 Hour Fitness (Houston)	7.50%	Fixed	4,330,319	4,054,999	3,628,989	Apr-11
Celadon	7.50%	Fixed	2,100,683	1,967,122	1,755,939	May-11
Nexpak B. V. (Helmond, NT)	6.41%	Fixed	4,813,400	5,927,666	4,956,869	Jun-11
Lennar Corporation (U. S. Home Corporation)	7.42%	Fixed	5,000,000	4,750,508	4,416,000	Jul-11
Metaldyne Company LLC	7.48%	Fixed	16,700,000	15,877,554	14,766,439	Jul-11
Special Devices, Inc.	7.87%	Fixed	17,500,000	16,710,790	15;627,595	Jul-11
Gibson Guitar Corporation (82.5%)	7.49%	Fixed	8,250,000	7,851,135	7,296,470	Aug-11
Collins & Aikman Corporation	7.35%	Fixed	17,000,000	15,722,179	13,778,139	Oct-11
DCI Holdings, Inc (New Creative Enterprises)	7.35%	Fixed	10,000,000	9,520,640	8,814,694	Oct-11
Del Monte Corporation (50%)	7.35%	Fixed	6,062,500	5,606,737	4,927,386	Oct-11
Jen-Coat	7.30%	Fixed	7,150,000	6,803,511	6,294,530	Oct-11
Applied Power, Inc.	7.10%	Fixed	17,500,000	16,131,974	14,076,622	Nov-11
24 Hour Fitness Worldwide (UT)	7.50%	Fixed	3,293,647	3,084,239	2,709,656	Nov-11
Atrium Companies (NC, PA)	7.25%	Fixed	14,000,000	13,341,199	12,308,814	Dec-11
PETsMART, Inc. (70%)	7.70%	Fixed	30,187,500	28,901,573	26,840,151	Dec-11
Orbseal	7.25%	Fixed	6,175,000	5,884,421	5,429,066	Dec-11
Sunland Distribution	7.50%	Fixed	5,426,070	5,081,083	4,451,784	Dec-11
Perkin Elmer Inc. [1]	6.09%	Fixed	18,148,874	21,740,790	15,712,984	Dec-11
Lincoln Technical Institute, Inc.	7.58%	Fixed	6,300;000	5,832,850	5,063,675	Jan-12
Gerber Scientific	7.54%	Fixed	12,500,000	11,957,463	11,066,232	Jan-12
Nortel Networks Limited	7.35%	Fixed	30,000,000	28,642,452	26,433,481	Jan-12
Best Buy (37%)	7.49%	Fixed	10,545,000	9,815,020	8,580,131	Feb-12
Sandwich Bancorp/Compass Bank	7.50%	Fixed	1,626.518	1,523,104	1,327,084	Feb-12
24 Hour Fitness Worldwide (MO)	7.53%	Fixed	3,800,000	3,643,740	3,367,245	Mar-12
PW Eagle, Inc.	7.60%	Fixed	8,200,000	7,868,154	7,278,802	Mar-12
Stellex Paragon / Stellex Monitor	7.50%	Fixed	10,939,074	10,243,572	8,900,190	Mar-12
Childtime Childcare, Inc.	7.50%	Fixed	6,871,863	6,434,952	5,591,046	Mar-12
Heainer Tire Group	8.09%	Fixed	8,750,000	8,439,901	7,854,353	Apr-12
Newpark Resources, Inc.	7.50%	Fixed	2,530,572	2,369,680	2,053,078	Apr-12

	Interest	Fixed/		9-30-06	Balloon	Maturity
Tenant/Lease Guarantor	Rate	Variable	Original Balance	Balance	Payment	Date

R.J. Tower Corporation (Tower Automotive)	7.89%	Fixed	19,878,130	19,173,913	17,803,805	May-12
Rave Reviews	7.50%	Fixed	4,399,119	4,119,425	3,558,846	May-12
Meridian Automotive Systems	7.50%	Fixed	7,316,265	6,851,100	5,901,714	Jun-12
Katun Corporation (IA, MN)	7.15%	Fixed	19,000,000	18,236,949	16,664,292	Aug-12
Sitgan Containers Corporation	7.50%	Fixed	7,236,811	6,776,698	5,803,527	Aug-12
International Garden Products, Inc.	7.50%	Fixed	6,660,000	6,384,317	5,790,920	Sep-12
Vermont Teddy Bear Co., Inc.	6.75%	Fixed	2,909,940	2,402,810	1,348,051	Sep-12
Career Education Corporation (Allentown Bus. School) (4)	6.29%	Variable	12,500,000	11,503,395	10,049,929	Oct-12
TruServ Corporation (50%)	5.83%	Fixed	13,675,708	13,033,167	11,561,872	Jan-13
TruServ Corporation (50%)	5.83%	Fixed	10,553,156	10,357,071	9,187,877	Jan-13
TruServ Corporation (50%)	5.83%	Fixed	13,775,024	13,142,558	11,644,637	Feb-13
U-Haul International/Mercury Partners, LP (U-Haul) (11.54%)	6.45%	Fixed	21,118,200	20,313,855	16,652,089	May-14
CheckFree Corporation (50°’0)	6.18%	Fixed	15,000,000	15,000,000	13,367,848	Jun-16
Consolidated Theater	6.20%	Fixed	12,000,000	11,970,475	9,3881039	Jul-16
Builder’s FirstSource, Inc. (GA, O1-I, VA) (60%)	7.57%	Fixed	4,560,000	4,248,360	2,968,790	Mar-17
Carrefour France SAS (1) (2) (6)	6.28%	Fixed	84,655,360	94,787,173	39,728,521	Apr-17
BLP Group PLC (5) lp Group PLC (5)	6.48%	Variable	5,548,000	6,649,603	4,078,523	Jan-21
Katun Corporation (Gorinchem, NT) (1)	6.50%	Fixed	5,486,000	6,510,213	3,024,185	Jun-22
Universal Technical Institute, Inc. (NASCAR)	6.23%	Fixed	6,700,000	6,126,054	—	Aug-23
Waddington North America (expansion)	8.01%	Fixed	11,125,000	10,314,777	927,518	Jul-26
Builders FirstSource, Inc. (NQ	6.21%	Fixed	6,500,000	6,043,944	305,863	Oct-27
Total Limited Recourse Mortgage Debt.			$946,545,740	$896,545,237	$740,493,645-

(1)	Current balance based on an exchange rate of 1.2688 USD/EUR at September 30, 2006

(2)	Interest rate reflects weighted average for tranches with common, maturity date

(3)	Dick’s Sporting Goods announced its completed acquisition of Galyan’s Trading Co. on July 29, 2004

(4)	Indicated balloon payment is an estimate

(5)	Current balance based on an exchange rate of 1.8726 USD/GBP at September 30, 2006

(6)	Represents original mortgage and expansion

SCHEDULE 3.6
DISCLOSED MATTERS
None.

Schedule 4.1(f)
Transactions not in the Ordinary Clause
1.	The Company paid a dividend of $0.1919 per share, for a. total of approximately $13,106,805, on January 15, 2006.
2.	The Company paid a dividend of $0.1924 per share, for a total of approximately $13,167,117, on April 15, 2006.
3.	The Company paid a dividend of $0.1929 per share and a special dividend of $0.45 per share, for a total of approximately $44,054,373; on July 15, 2006.
4.	The Company paid a dividend of $0.1929 per share, for a total of approximately $13,304,127, on October 15, 2006.
5.	The Company will pay a special dividend of $0.04 per share, for a total of approximately $2,759,000, on or about December 15, 2006.

J-9

Exhibit C
FORM OF GUARANTY*
     THIS GUARANTY dated as of                      ___, 2006 executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of November 30, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED (the “Borrower”), the financial institutions party thereto (the “Lenders”), the Administrative Agent, and the other parties thereto, and (b) the LENDERS.
     WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;
     WHEREAS, the Borrower, each Guarantor and the other Subsidiaries, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
     WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and
     WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the Lenders making, and continuing to make, such financial accommodations to the Borrower.

*	As of the date of filing of this 10-K, a guaranty in substantially the same form as this Form of Guaranty has been executed and entered into on behalf of Wells Fargo Bank, National Association and the lenders by Best (CA) QRS 14-4, Inc., Truck (IN) QRS 14-3, Inc., DELMO (PA) QRS 12-10, NUTRA (TX) QRS 12-39, Inc., Meta (CA) QRS 14-6, Inc., Film (FL) QRS 14-44, Inc., Projector (FL) QRS 14-45, Inc., Tel (VA) QRS 12-15, Inc. and Bandwidth (UT) QRS 14-58, Inc.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
     Section 1. Guaranty. Each Guarantor, jointly and severally with each other Guarantor, hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Administrative Agent under or in connection with the Credit Agreement and any other Loan Document to which the Borrower is a party, including without limitation, the repayment of all principal of the Revolving Loans, the reimbursement of the LC Disbursements and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Administrative Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Administrative Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder and (d) all other Obligations.
     Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Lenders and the Agent shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Administrative Agent may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Administrative Agent which may secure any of the Guarantied Obligations.
     Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

     (a)(i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
     (c) any furnishing to the Administrative Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;
     (d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
     (g) any nonperfection or impairment of any security interest in, or other Lien on, any collateral, if any, securing in any way any of the Obligations;
     (h) any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent and the Lenders, regardless of what liabilities of the Borrower remain unpaid;
     (i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

     (j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment in full).
     Section 4. Action with Respect to Guarantied Obligations. The Lenders and the Administrative Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.
     Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.
     Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.
     Section 7. Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
     Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the Lenders are prevented under applicable law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
     Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Lender repays all or part of said amount by reason of (a)

any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Lender.
     Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.
     Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if such Guarantor is required by applicable law or by any Governmental Authority to make any such deduction or withholding such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
     Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or applicable law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent and each Lender, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such

Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Guarantor agrees, to the fullest extent permitted by applicable law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.
     Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.
     Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Lenders that in any Proceeding (as defined in Section 29(a)), such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations is deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
     Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the

Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
     Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     SECTION 17. WAIVER OF JURY TRIAL.
     (a) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.
     (b) EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY, OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL

ADDRESSED TO SUCH GUARANTOR AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD A GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, SUCH GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.
     Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall constitute prima facie evidence of amounts and other matters set forth therein. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
     Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
     Section 20. Termination. This Guaranty, subject to Section 9, shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

     Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any Lender shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
     Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE GUARANTIED OBLIGATIONS AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
     Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent (acting with the requisite consent of the Lenders as provided in the Credit Agreement) and each Guarantor.
     Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at such location for payment as Administrative Agent may notify such Guarantor, not later than 11:00 a.m. New York time, on the date one Business Day after demand therefor.
     Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

     Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
     Section 28. Limitation of Liability. Neither the Administrative Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by the Credit Agreement or financed thereby.
     Section 29. Definitions. (a) For the purposes of this Guaranty:
     “Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
     (b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

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     IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTOR]

By:

Name:

Title:

Address for Notices for all Guarantors:

c/o W.P. Carey & Co. LLC 50 Rockerfeller Plaza, New York New York, New York 10020 Attention: Mark DeCesaris Telecopier: 212-492-8922 Telephone: 212-492-1140

ANNEX I
FORM OF ACCESSION AGREEMENT
     THIS ACCESSION AGREEMENT dated as of                     , ___, executed and delivered by                                                             , a                                           (the “New Guarantor”), in favor of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of                     , 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Corporate Property Associates 14 Incorporated (the “Borrower”), the financial institutions party thereto as the Lenders, the Administrative Agent, and the other parties thereto, and (b) the Lenders.
     WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
     WHEREAS, the New Guarantor is owned or controlled by the Borrower or is otherwise an Affiliate of the Borrower;
     WHEREAS, the Borrower, the New Guarantor and the other Subsidiaries, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;
     WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and
     WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
     Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

     (a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);
     (b) makes to the Administrative Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
     (c) consents and agrees to each provision set forth in the Guaranty.
     SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.
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     IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:

Name:

Title:

(CORPORATE SEAL)

Address for Notices:

c/o W.P. Carey & Co. LLC 50 Rockerfeller Plaza, New York New York, New York Attention: Mark DeCesaris Telecopier: 212-492-8922 Telephone: 212-492-1140
Accepted:
     WELLS FARGO BANK, NATIONAL
     ASSOCIATION, as Administrative Agent

By:

Name:

Title:

C-15